Exhibit 99.1

CONTACT:
Brian Shipman
Group Vice President, Investor Relations
+1 203 316 3659
brian.shipman@gartner.com

Gartner Reports Financial Results for Second Quarter 2012

Contract Value Increased 14% YoY FX Neutral to $1,141 Million

Revenue Increased 9% YoY to $397.5 Million

Diluted Earnings per Share Increased 34% YoY

STAMFORD, Conn., August 3, 2012 — Gartner, Inc. (NYSE: IT), the leading provider of research and analysis on the global information technology industry, today reported results for second quarter 2012 and reiterated its financial outlook for 2012 revenues, EPS, and cash flows.

Total revenue was $397.5 million for second quarter 2012, up 9% compared to second quarter 2011. Total revenue increased 12% excluding the impact of foreign exchange. Second quarter 2012 net income was $41.5 million, an increase of 29% over second quarter 2011, and Normalized EBITDA was $79.0 million, an increase of 16%. Diluted earnings per share was $0.43 in second quarter 2012 compared to $0.32 in second quarter 2011. Both the second quarter of 2012 and 2011 were negatively impacted by acquisition-related charges of $(0.02) per share after-tax. Diluted Income Per Share Excluding Acquisition Adjustments, which excludes the acquisition-related charges, was $0.45 for second quarter 2012 and $0.34 for second quarter 2011. See “Non-GAAP Financial Measures” below for a discussion of Normalized EBITDA and Diluted Income Per Share Excluding Acquisition Adjustments.

For the six months ended June 30, 2012, total revenue was $766.7 million, an increase of 10%, but excluding the impact of foreign exchange, revenues increased 12%. Net income was $75.7 million in the 2012 period, while Normalized EBITDA was $150.2 million, an increase of 14% over 2011. Diluted income per share was $0.79 in 2012 compared to $0.62 in 2011. Diluted Income Per Share Excluding Acquisition Adjustments was $0.81 for 2012 and $0.65 for 2011.

Gene Hall, Gartner’s chief executive officer, commented, “We continued our trend of delivering consistent, double-digit growth in the second quarter. Revenue, contract value, Normalized EBITDA and EPS were again consistent with our long-term expectations. The increases in our revenue and contract value, as well as the expansion of key operating metrics such as client retention, illustrate both the strong value we provide our clients and the sizeable market opportunity for our services. As we look ahead to the second half of 2012, we remain excited about the opportunity we see in the market and expect to deliver another year of double-digit growth in our key business metrics.”

-more-

Business Segment Highlights

Research

Second quarter 2012 revenue was $278.3 million, up 11% compared to second quarter 2011. Excluding the impact of foreign exchange, Research revenue increased approximately 14%. Gross contribution margin improved 1 percentage point, to 68%. Contract value was up 14% on an FX neutral basis at June 30, 2012 compared to June 30, 2011, and 13% as reported. Client and wallet retention rates for second quarter 2012 were 83% and 99%, respectively, compared to 82% and 100% in the second quarter 2011.

Consulting

Revenue for second quarter 2012 was $76.7 million, a decrease of 2% compared to second quarter 2011. Adjusted for the impact of foreign exchange, revenue increased 1%. Gross contribution margin for second quarter 2012 was 36%. Second quarter 2012 utilization was 67%, an increase of 3 points over second quarter 2011. Billable headcount was 481 as of June 30, 2012, and backlog was $93.1 million.

Events

Revenue for second quarter 2012 was $42.5 million, up 13% compared to second quarter 2011. Excluding the impact of foreign exchange, revenues increased 16%. Gross contribution margin improved by 2 points in second quarter 2012, to 48%. During second quarter 2012, the Company held 21 events with 12,540 attendees, compared to 21 events and 11,295 attendees in second quarter 2011.

Cash Flow and Balance Sheet Highlights

Gartner generated $99.5 million of operating cash flow during the first half of 2012. Additions to property, equipment and leasehold improvements (“Capital Expenditures”) totaled $20.6 million in the first half of 2012, which includes $7.1 million of Stamford headquarters renovation costs that are reimbursable from the facility landlord. The Company had $150.5 million of cash at June 30, 2012 and almost $362.0 million of borrowing capacity on its revolving credit facility. During the first half of 2012 the Company used $84.7 million of cash to repurchase shares and $9.5 million on a net basis to complete the acquisition of Ideas International.

Financial Outlook for 2012

Gartner also reiterated its previously disclosed full year 2012 projections for revenues, EPS, and cash flow:

Projected Revenue
($ in millions)	2012 Projected	% Change

Research	$1,130 – 1,150	12% – 14%
Consulting	310 – 330	1% – 7%
Events	160 – 170	8% – 14%

Total Revenue	$1,600 – 1,650	9% – 12%

Gartner, Inc.	page 2

Projected Earnings and Cash Flow

($ in millions, except per share data)	2012 Projected	% Change

Diluted Earnings Per Share	$1.63 – $1.79	17% – 29%
Normalized EBITDA (1)	$315 – $335	13% – 20%

Operating Cash Flow (2)	$285 – 305	12% – 19%
Capital Expenditures (2)	(46) – (48)

Free Cash Flow (1)	$239 – 257	12% – 20%

(1)	See “Non-GAAP Financial Measures” below for a discussion of Normalized EBITDA and Free Cash Flow.
(2)

Capital expenditures includes $16.0 million of estimated payments we will make for the renovation of our Stamford headquarters facility, which are contractually reimbursable from the landlord. The accounting impact of these renovation payments increases both cash flow from operations and capital expenditures (investing activities) by the same amount and as a result has no net impact on Free Cash Flow.

Conference Call Information

Gartner has scheduled a conference call at 8:30 a.m. eastern time on Friday, August 3, 2012 to discuss the Company’s financial results. The conference call will be available via the Internet by accessing the Company’s website at http://investor.gartner.com or by dial-in. The U.S. dial-in number is 888-713-4209 and the international dial-in number is 617-213-4863 and the participant passcode is 49526468. The question and answer session of the conference call will be open to investors and analysts only. A replay of the webcast will be available for approximately 90 days following the call.

About Gartner

Gartner, Inc. (NYSE: IT) is the world’s leading information technology research and advisory company. Gartner delivers the technology-related insight necessary for its clients to make the right decisions, every day. From CIOs and senior IT leaders in corporations and government agencies, to business leaders in high-tech and telecom enterprises and professional services firms, to technology investors, Gartner is a valuable partner to clients in over 12,470 distinct organizations. Through the resources of Gartner Research, Gartner Consulting and Gartner Events, Gartner works with every client to research, analyze and interpret the business of IT within the context of their individual role. Founded in 1979, Gartner is headquartered in Stamford, Connecticut, U.S.A., and has approximately 5,200 associates, including 1,361 research analysts and consultants, and clients in 85 countries. For more information, visit www.gartner.com.

Non-GAAP Financial Measures

Normalized EBITDA: Represents operating income excluding depreciation, accretion on obligations related to excess facilities, amortization, stock-based compensation expense, and acquisition related adjustments. We believe Normalized EBITDA is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results. Investors are cautioned that Normalized EBITDA is not a financial measure defined under generally accepted accounting principles and as a result is considered a non-GAAP financial measure. We provide this measure to enhance the user’s overall understanding of the Company’s current financial performance and the Company’s prospects for the future. It should not be construed as an alternative to any other measure of performance determined in accordance with generally accepted accounting principles.

Diluted Income Per Share Excluding Acquisition Adjustments: Represents diluted income per share excluding certain adjustments directly related to acquisitions, which consists of amortization of identifiable intangibles, non-recurring acquisition and integration charges such as legal, consulting, severance and

Gartner, Inc.	page 3

other costs, and non-cash fair value adjustments on pre-acquisition deferred revenues. We believe Diluted Income Per Share Excluding Acquisition Adjustments is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results.

Free Cash Flow: Represents cash provided by operating activities plus cash acquisition and integration payments less additions to property, equipment and leasehold improvements (“Capital Expenditures”). We believe that Free Cash Flow is an important measure of the recurring cash generated by the Company’s core operations that is available to be used to repurchase stock, repay debt obligations and invest in future growth through new business development activities or acquisitions.

Safe Harbor Statement

Statements contained in this press release regarding the Company’s growth and prospects, projected 2012 financial results and all other statements in this release other than recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. Such factors include, but are not limited to, the following: our ability to maintain and expand our products and services; our ability to expand or retain our customer base; our ability to grow or sustain revenue from individual customers; our ability to attract and retain a professional staff of research analysts and consultants as well as experienced sales personnel upon whom we are dependent; our ability to achieve and effectively manage growth, including our ability to integrate acquisitions and consummate future acquisitions; our ability to pay our debt; our ability to achieve continued customer renewals and achieve new contract value, backlog and deferred revenue growth in light of competitive pressures; our ability to carry out our strategic initiatives and manage associated costs; our ability to successfully compete with existing competitors and potential new competitors; our ability to enforce or protect our intellectual property rights; additional risks associated with international operations including foreign currency fluctuations; the impact of restructuring and other charges on our businesses and operations; general economic conditions; risks associated with the creditworthiness and budget cuts of governments and agencies; and other factors described under “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2011 which can be found on Gartner’s website at www.investor.gartner.com and the SEC’s website at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and Gartner disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

# # #

Gartner, Inc.	page 4

GARTNER, INC.
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011		2012	2011

Revenues:
Research	$278,302	$250,015	11%	$552,922	$493,450	12%
Consulting	76,676	77,962	-2%	151,239	148,592	2%
Events	42,504	37,566	13%	62,492	53,068	18%

Total revenues	397,482	365,543	9%	766,653	695,110	10%
Costs and expenses:
Cost of services and product development	161,247	152,461	6%	307,710	285,777	8%
Selling, general and administrative	165,221	152,758	8%	327,739	294,430	11%
Depreciation	6,182	6,234	-1%	12,077	12,505	-3%
Amortization of intangibles	928	2,522	-63%	1,667	5,049	-67%
Acquisition and integration charges	1,182	—	100%	1,182	—	100%

Total costs and expenses	334,760	313,975	7%	650,375	597,761	9%

Operating income	62,722	51,568	22%	116,278	97,349	19%
Interest expense, net	(2,153)	(2,797)	-23%	(4,348)	(5,581)	-22%
Other expense, net	(76)	(571)	-87%	(1,054)	(953)	11%

Income before income taxes	60,493	48,200	26%	110,876	90,815	22%
Provision for income taxes	19,009	15,977	19%	35,171	29,401	20%

Net income	$41,484	$32,223	29%	$75,705	$61,414	23%

Income per common share:
Basic	$0.44	$0.33	33%	$0.81	$0.64	27%
Diluted	$0.43	$0.32	34%	$0.79	$0.62	27%

Weighted average shares outstanding:
Basic	93,350	96,886	-4%	93,383	96,664	-3%
Diluted	95,423	99,340	-4%	95,826	99,642	-4%

BUSINESS SEGMENT DATA
(Dollars in thousands)

	Revenue	Direct Expense	Gross Contribution	Contribution Margin

Three Months Ended 6/30/12
Research	$278,302	$88,831	$189,471	68%
Consulting	76,676	48,770	27,906	36%
Events	42,504	22,110	20,394	48%

TOTAL	$397,482	$159,711	$237,771	60%

Three Months Ended 6/30/11
Research	$250,015	$81,711	$168,304	67%
Consulting	77,962	49,089	28,873	37%
Events	37,566	20,251	17,315	46%

TOTAL	$365,543	$151,051	$214,492	59%

Six Months Ended 6/30/12
Research	$552,922	$174,848	$378,074	68%
Consulting	151,239	95,733	55,506	37%
Events	62,492	34,203	28,289	45%

TOTAL	$766,653	$304,784	$461,869	60%

Six Months Ended 6/30/11
Research	$493,450	$160,645	$332,805	67%
Consulting	148,592	94,230	54,362	37%
Events	53,068	30,088	22,980	43%

TOTAL	$695,110	$284,963	$410,147	59%

SELECTED STATISTICAL DATA

	June 30, 2012		June 30, 2011

Research contract value	$1,141,461	(a)	$1,006,923	(a)
Research client retention	83%		82%
Research wallet retention	99%		100%
Research client organizations	12,474		11,607
Consulting backlog	$93,100	(a)	$94,845	(a)
Consulting—quarterly utilization	67%		64%
Consulting billable headcount	481		490
Consulting—average annualized revenue per billable headcount	$425	(a)	$414	(a)
Events—number of events for the quarter	21		21
Events—attendees for the quarter	12,540		11,295

(a) Dollars in thousands.

SUPPLEMENTAL INFORMATION (in thousands, except per share amounts)

Reconciliation - Operating income to Normalized EBITDA (a):

	Three Months Ended June 30,		Six Months Ended June 30,

	2012	2011	2012	2011

Net income	$41,484	$32,223	$75,705	$61,414
Interest expense, net	2,153	2,797	4,348	5,581
Other expense, net	76	572	1,054	953
Tax provision	19,009	15,976	35,171	29,401

Operating income	$62,722	$51,568	$116,278	$97,349

Normalizing adjustments:
Stock-based compensation expense (b)	7,863	7,831	18,802	16,993
Depreciation, accretion, and amortization (c)	7,167	8,893	13,857	17,845
Acquisition and integration adjustments (d)	1,263	—	1,263	—

Normalized EBITDA	$79,015	$68,292	$150,200	$132,187

(a)	Normalized EBITDA is based on GAAP operating income adjusted for certain normalizing adjustments.

(b)	Consists of charges for stock-based compensation awards.

(c)	Includes depreciation expense, accretion on excess facilities accruals, and amortization of intangibles.

(d)

Primarily consists of legal, consulting, severance, and other costs directly related to acquisitions. Also included are non-cash fair value adjustments on pre-acquisition deferred revenues, which are being amortized ratably over the remaining life of the underlying contracts.

Reconciliation - Diluted income per share to Diluted Income Per Share Excluding
Acquisition Adjustments (a):

	Three Months Ended June 30,

	2012		2011

	After-tax Amount	EPS	After-tax Amount	EPS

Diluted income per share	$41,484	$0.43	$32,223	$0.32
Acquisition adjustments, net of tax effect (b):
Amortization of intangibles (c)	577	0.01	1,519	0.02
Acquisition and integration adjustments (d)	865	0.01	—	—

Diluted Income Per Share Excluding Acquisition Adjustments (e)	$42,926	$0.45	$33,742	$0.34

	Six Months Ended June 30,

	2012		2011

	After-tax Amount	EPS	After-tax Amount	EPS

Diluted income per share	$75,705	$0.79	$61,414	$0.62
Acquisition adjustments, net of tax effect (b):
Amortization of intangibles (c)	1,024	0.01	3,038	0.03
Acquisition and integration adjustments (d)	865	0.01	—	—

Diluted Income Per Share Excluding Acquisition Adjustments (f)	$77,594	0.81	$64,452	$0.65

(a)	Diluted Income Per Share Excluding Acquisition Adjustments is based on GAAP diluted income per share adjusted for the per share impact of acquisition adjustments, net of tax effect.

(b)	Acquisition adjustments reflect effective tax rates of 34.2% and 35.5% for the three and six months ended June 30, 2012 respectively and 39.5% for both the three and six months ended June 30, 2011.

(c)	Consists of non-cash amortization charges related to acquired intangibles.

(d)

Primarily consists of legal, consulting, severance, and other costs directly related to acquisitions. Also included are non-cash fair value adjustments on pre-acquisition deferred revenues, which are being amortized ratably over the remaining life of the underlying contracts.

(e)	Based on fully diluted shares of 95.4 million and 99.3 million in 2012 and 2011, respectively.

(f)	Based on fully diluted shares of 95.8 million and 99.6 million in 2012 and 2011, respectively.